Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-41343) of SEI Investments Company of our report dated July 12, 2005 relating to the financial statements and related supplemental schedule of the SEI Investments Capital Accumulation Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Philadelphia, PA

July 12, 2005